Exhibit 99.1

DAWSON GEOPHYSICAL COMPANY

FILES REGISTRATION STATEMENT FOR

PROPOSED OFFERING OF COMMON STOCK

     MIDLAND, Texas, December 14, 2004 — Dawson Geophysical Company (NASDAQ: DWSN) announced today that it has filed a registration statement with the Securities and Exchange Commission for a proposed offering of up to 1,500,000 shares of its common stock.

     The offering will be underwritten by Raymond James & Associates, Inc. The Company has also granted the underwriter a thirty-day option to purchase an aggregate of 225,000 additional shares of common stock solely to cover over-allotments, if any. Copies of the preliminary prospectus, when available, may be obtained from Raymond James, 880 Carillon Parkway, St. Petersburg, Florida, 33716.

     The proposed offering of common stock will be made only by means of a prospectus. A registration statement relating to these securities has been filed with the Securities and Exchange Commission, but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

     Dawson Geophysical Company is the leading provider of onshore seismic data acquisition services in the United States. Founded in 1952, Dawson acquires and processes 2-D, 3-D and multi-component seismic data for its clients, ranging from major oil and gas companies to independent oil and gas operators as well as providers of multi-client data libraries.

Forward-Looking Statements. Statements about Dawson Geophysical Company’s outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside its control, and which could cause actual results to differ materially from such statements. These factors include, but are not limited to, dependence upon energy industry spending, the volatility of oil and gas prices, weather interruptions, ability to obtain land access rights of way and the availability of capital resources. A discussion of these factors, including risks and uncertainties, is set forth in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future event, or otherwise.

Contacts: Christina W. Hagan, (432) 684-3000.